Exhibit 10.28

THIRD AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(As amended and restated effective as of January 1, 2009)

(Amending to address the participation of employees who transfer to joint ventures)

Purpose and Background

A.
The Prudential Supplemental Retirement Plan (“Supplemental Plan” or the “Plan”) was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

B.
Pursuant to Section 8.01(b) of the Supplemental Plan, the Senior Vice President of Corporate Human Resources (or successor thereto) (“SVP”) of The Prudential Insurance Company of America ("Prudential") may adopt minor amendments to the Supplemental Plan without the approval of the Compensation Committee of the Board of Directors of Prudential that are necessary or advisable for purposes of compliance with applicable laws and regulations, relate to administrative practices or have an insubstantial financial effect on Plan benefits and expenses.

C.	The SVP deems it advisable to amend the Supplemental Plan to address the participation of employees who are transferred to perform service with a joint venture.

D.	The SVP has determined that the foregoing amendment is within the scope of authority granted to the SVP under the terms of the Plan.
Resolution
Effective January 1, 2017, the Supplemental Plan is amended as follows:

1.	Article II of the Supplemental Plan is amended by adding the following new Section 2.04 at the end thereof:

2.04    Participants Transferred to Joint Ventures. A Participant who is transferred to perform service for a Joint Venture, as defined below, shall not be eligible to accrue Supplemental Benefits under Article II of the Plan during the period of the assignment. In addition, the Participant’s transfer to perform service for the Joint Venture shall not constitute a Separation from Service for purposes of triggering a distribution of benefits from the Supplemental Plan. The rules set forth in Section 413 of the Prudential Traditional Retirement Plan shall be used to determine the accrued Benefits of a Participant attributable to the Prudential Traditional Retirement Plan. The rules set forth in 2.5 of the Prudential Cash Balance Plan shall be used to determine the accrued Benefits of a Participant attributable to the Prudential Cash Balance Plan. For purposes of the Supplemental Plan, a Joint Venture is joint venture in which the Company, directly or indirectly, owns at least 20% of the voting power or equity value, but which is not an Affiliate under the terms of the Prudential Merged Retirement Plan.

2.	All capitalized terms not defined herein shall have the meanings ascribed to them in the Supplemental Plan.

3.	Except where otherwise expressly amended herein, the Supplemental Plan is ratified and confirmed and shall continue in full force and effect.

Date:    December 15, 2016            THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

/s/ Sharon C. Taylor
Sharon C. Taylor
Senior Vice President of
Corporate Human Resources

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